Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and the Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan of GTx, Inc. of our reports dated March 6, 2008, with respect to the financial statements of GTx, Inc., and the effectiveness of internal control over financial reporting of GTx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Memphis, Tennessee
March 6, 2008